As filed with the Securities and Exchange Commission on May 13, 2002

                                                      Registration No. 333-71696


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   -----------
                                 Amendment No. 3
                                       To
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                          MIRAVANT MEDICAL TECHNOLOGIES
             (Exact name of registrant as specified in its charter)

 Delaware                          2834                        77-0222872
(State or Other Jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
 of Incorporation or               Classification               Identification
   Organization)                      Code Number)                   Number)

                                336 Bollay Drive
                         Santa Barbara, California 93117
                                 (805) 685-9880
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             GARY S. KLEDZIK, Ph.D.
                      Chairman and Chief Executive Officer
                          Miravant Medical Technologies
                                336 Bollay Drive
                         Santa Barbara, California 93117
                                 (805) 685-9880
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   -----------
                                   Copies to:
                             JOHN T. SHERIDAN, Esq.
                                JAY HANSEN, Esq.
          Wilson Sonsini Goodrich & Rosati, a Professional Corporation
                               650 Page Mill Road
                            Palo Alto, CA 94304-1050
                                 (650) 493-9300
                                   -----------
        Approximate date of commencement of proposed sale to the public:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                   -----------
         If the only securities being registered on the form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                                             -----------

                                                             -----------
                                                        CALCULATION OF REGISTRATION FEE

 ===================================================== ================= ===================== ===================== ===============
                                                                           Proposed Maximum      Proposed Maximum       Amount of
                                                         Amount to be      Aggregate Price      Aggregate Offering    Registration
                                                          Registered         Per Unit(1)             Price(1)              Fee
 ----------------------------------------------------- ----------------- --------------------- --------------------- ---------------
 Common stock, par value $0.01 per share (2).......                                --
 ----------------------------------------------------- ----------------- --------------------- --------------------- ---------------
 Preferred stock, par value $0.01 per share........                                --
 ----------------------------------------------------- ----------------- --------------------- --------------------- ---------------
 Warrants to purchase equity securities............                                --
 ----------------------------------------------------- ----------------- --------------------- --------------------- ---------------
 Totals............................................      $25,000,000               --               $25,000,000           $6,250(3)
 ===================================================== ================= ===================== ===================== ===============


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance of securities registered hereunder. No separate consideration will be received for common stock, preferred stock or warrants that are issued upon conversion or exchange of preferred stock, depositary shares or warrants.
(2) There is also registered hereunder such indeterminate number of shares of common stock as may from time to time be issued upon conversion or exchange of preferred stock or warrants registered hereunder.
(3)  This fee amount of $6,250 has been previously paid.

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8 (a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                    SUBJECT TO COMPLETION, DATED MAY 13, 2002

                                   PROSPECTUS

                                   $25,000,000

                                    MIRAVANT
                              MEDICAL TECHNOLOGIES

                                  Common Stock
                                 Preferred Stock
                                    Warrants

                                   -----------
This prospectus is part of the registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

* We may offer from time to time up to $25,000,000 of our common stock, preferred stock and warrants;
* We will circulate a prospectus supplement each time we plan to issue our securities;
* The prospectus supplement will inform you about the specific terms of that offering, the plan of distribution for that offering, and also may add, update or change information contained in this prospectus; and
* You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is listed on the Nasdaq National Market under the symbol "MRVT". On May 9, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $0.77 per share.


See "Risk Factors" beginning on page 7 to read about factors you should consider before buying shares of our common stock.
                                   -----------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     We will sell our securities directly to purchasers, through agents on our behalf or through underwriters or dealers designated from time to time. If any agents or underwriters are involved in the sale of our securities we will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.


                   The date of this prospectus is May __, 2002

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                                TABLE OF CONTENTS

                                                                         Page

 Summary..................................................................5
 Risk Factors.............................................................7
 Where You Can Find More Information......................................21
 Note Regarding Forward-Looking Statements................................21
 Use of Proceeds..........................................................22
 Ratio of Earnings to Cover Fixed Charges.................................22
 Description of Share Purchase Rights Plan................................22
 The Securities...........................................................23
      Description of Common Stock.........................................23
      Description of Preferred Stock......................................23
      Description of Warrants.............................................24
 Dividend Policy..........................................................25
 Plan of Distribution.....................................................25
 Legal Matters............................................................26
 Experts..................................................................26

                                     SUMMARY

     We are a pharmaceutical research and development company developing light activated drugs and associated devices for a medical procedure called photodynamic therapy, or PDT. PDT is a minimally invasive medical procedure that uses drugs that are activated by light, or photoreactive drugs, to selectively destroy abnormal cells and blood vessels. We have branded our proprietary version of PDT as PhotoPoint(TM) PDT. PhotoPoint PDT integrates our drugs with our light producing and light delivery devices to achieve a photochemical effect on targeted diseased cells and blood vessels. While we currently have no drugs or devices that have received regulatory approval, we believe that PhotoPoint PDT is a platform technology that has the potential to be a safe and effective treatment for a number of diseases including those in ophthalmology, dermatology, cardiovascular disease and oncology.

     Our strategy is to apply PhotoPoint PDT as a primary treatment where appropriate or in combination with other therapies such as surgery, radiation, chemotherapy, drug therapy or other treatments under development to achieve superior clinical results. Although the potential applications for PhotoPoint PDT are numerous, our primary focus at this time is to develop PhotoPoint PDT for clinical use in the disease areas where there are large potential market opportunities and/or unmet medical needs. We believe that commercial success will depend upon safety and efficacy outcomes, regulatory approvals, competition, third-party reimbursements and other factors such as the manufacturing, marketing and distribution of our products. At this time, we intend to develop our business as a research and development company with limited manufacturing and marketing capabilities. For large scale manufacturing, marketing and distribution activities, we plan to have or seek strategic collaborations with pharmaceutical and medical device partners who already have significant and established capabilities in the therapeutic areas.

         The status of our most significant development activities and company developments are as follows:

     * In collaboration with Pharmacia, in December 2001, we completed two Phase III ophthalmology clinical trials for the treatment of age-related macular degeneration, or AMD, with our lead drug candidate, SnET2. In January 2002, Pharmacia, after an analysis of the Phase III AMD clinical data, determined that the clinical data results indicated that SnET2 did not meet the primary efficacy endpoint in the study population, as defined by the clinical trial protocol, and that they would not be filing a New Drug Application, or NDA, with the U.S. Food and Drug Administration, or FDA. Based on Pharmacia's analysis of the AMD clinical data, we may not be able to proceed with our plans to seek regulatory approval of SnET2 as formerly planned. In March 2002, we regained the license rights to SnET2 as well as the related data and assets from the Phase III AMD clinical trials from Pharmacia. We are currently conducting our own detailed analysis of the clinical data, including an analysis of the subset groups. We expect to complete our analysis by the end of the second quarter 2002 and, based on the results of our analysis, we will determine the future potential development of SnET2. In addition, we have terminated our license collaboration with Pharmacia, and we intend to seek a new collaborative partner for PhotoPoint PDT in ophthalmology;
     * We will require additional funding in the near term to support our ongoing development activities and operations past September 2002. Pharmacia has provided us with various forms of funding in recent years including equity investments and loans. With the termination of our license collaboration, Pharmacia will no longer loan us additional funds nor will they be required to make milestone payments or additional equity investments. We have taken steps to reduce our use of cash through a cost restructuring program implemented in January 2002, and are working to arrange funding through other sources but have not yet secured firm commitments. If we are unable to secure the necessary funding, we will be required to further curtail or entirely cease our operations;
     * The trading price of our Common Stock, the size of our market capitalization and the amount of stockholders' equity and net tangible assets have caused us to fail to comply with certain continued listing standards of the Nasdaq National Market System, and we have been notified of the intent of Nasdaq to delist our shares. We had a hearing with Nasdaq to discuss our listing status on April 18, 2002 and in a letter from Nasdaq dated May 6, 2002, we were provided with an extension to attempt to regain compliance with the continued listing requirements for the Nasdaq National Market. There is no assurance that we will regain compliance with the continued listing requirements for the Nasdaq National Market or meet the requirements to move to the Nasdaq Small Cap Market. If we are delisted, it will be more difficult for us to raise capital and our business may suffer as a result;
     * In July 2001, we completed a Phase I dermatology clinical trial and, in January 2002, commenced a Phase II dermatology clinical trial with a topical formulation of our photoreactive drug, MV9411, for potential use in the treatment of psoriasis;
     * We are conducting preclinical studies of new photoselective drugs and SnET2 for cardiovascular diseases, in particular for the prevention and treatment of restenosis. Restenosis is the renarrowing of an artery that commonly occurs after balloon angioplasty for obstructive coronary artery disease. We are in the process of formulating a lead photoselective cardiovascular drug, MV0633, and performing the requisite studies to prepare for an Investigational New Drug application, or IND, in cardiovascular disease; and
     * In oncology, we are also conducting preclinical research of our photoselective therapy to destroy abnormal blood vessels in tumors. We are pursuing this tumor research with some of our new photoselective drugs and are also investigating combination therapies with PhotoPoint PDT and other types of compounds.

     Based on our ability to successfully obtain additional funding, our ability to successfully obtain new collaborative partners, our ability to pursue further development of SnET2 for AMD or other disease indications, the effectiveness of our cost restructuring program, our ability to stay listed on Nasdaq and various other economic and development factors, such as the cost of the programs, competing therapies and other marketing considerations, we may or may not be able to further develop PhotoPoint PDT procedures in ophthalmology, cardiovascular disease, dermatology, oncology or in any other indications.


     We were incorporated in Delaware in 1989 and, effective September 15, 1997, changed our name from PDT, Inc. to Miravant Medical Technologies. Our executive offices are located at 336 Bollay Drive, Santa Barbara, California 93117. Our telephone number is (805) 685-9880. Unless otherwise indicated, all references to us include us and our subsidiaries.

                                  RISK FACTORS


                   FACTORS AFFECTING FUTURE OPERATING RESULTS

     The following section of this report describes material risks and uncertainties relating to our company and its business. Our business operations may be impaired by additional risks and uncertainties that we are not aware of or that we currently consider immaterial. Our business, results of operations or cash flows may be adversely affected if any of the following risks actually occur. In such case, the trading price of our Common Stock could decline.

                          RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS NOT EXPECTED TO BE PROFITABLE FOR THE FORESEEABLE FUTURE AND WE WILL NEED ADDITIONAL FUNDS TO CONTINUE OUR OPERATIONS PAST SEPTEMBER 2002. IF WE FAIL TO OBTAIN ADDITIONAL FUNDING, WE COULD BE FORCED TO SCALE BACK OR CEASE OPERATIONS.

     Since our inception we have incurred losses totaling $173.6 million as of December 31, 2002 and have never generated enough funds through our operations to support our business. Although we implemented a cost restructuring program in January 2002 that will allow us to reduce our overall use of cash from operations in future periods, we currently anticipate that we only have sufficient cash to fund our operations through September 30, 2002. Our independent auditors, Ernst & Young LLP, have indicated in their report accompanying our year end consolidated financial statements that, based on generally accepted accounting principles, our viability as a going concern is in question. We will need substantial additional resources in the near term to continue to develop our products. If we do not receive sufficient funding by the end of September 2002 we may be forced to cease operations. The timing and magnitude of our future capital requirements will depend on many factors, including:

          * Our ability to implement an additional effective cost restructuring program to reduce our use of cash;
          *    The viability of SnET2 for future use;
          *    Our ability to establish additional collaborations;
          *    Our ability to stay listed on Nasdaq;
          * Our ability to raise equity financing or use stock awards for employee and consultant compensation;
          * The pace of scientific progress and the magnitude of our research and development programs;
          *    The scope and results of preclinical studies and clinical trials;
          *    The time and costs involved in obtaining regulatory approvals;
          * The costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;
          *    The costs involved in any potential litigation;
          *    Competing technological and market developments; and
          * Our dependence on others for development and commercialization of our potential products.

     We plan to actively seek additional capital needed to fund our operations through corporate collaborations or partnerships, through licensing of SnET2 or new products and through public or private equity or debt financings. No commitments for such collaborations or funding are currently in place. Any inability to obtain additional financing would adversely affect our business and could cause us to significantly scale back or cease operations. If we are successful in obtaining additional equity financing it may result in significant dilution to our stockholders. In addition, any new securities issued may have rights, preferences or privileges senior to those securities held by our current stockholders.

PHARMACIA DETERMINED THAT SNET2, OUR LEADING DRUG CANDIDATE, DID NOT MEET THE PRIMARY EFFICACY ENDPOINT FOR THE STUDY POPULATION, AS DEFINED BY THE CLINICAL TRIAL PROTOCOL, IN OUR PHASE III AMD CLINICAL TRIALS WHICH CAUSED US TO DELAY AND POTENTIALLY CANCEL OUR PLANS TO SEEK REGULATORY APPROVAL FOR SNET2. WE ARE CURRENTLY ANALYZING THE CLINICAL DATA FROM THE PHASE III AMD CLINICAL TRIALS. IF THE DATA DO NOT PRESENT ANY PROSPECT OF FUTURE DEVELOPMENT FOR SNET2, THEN WE MAY BE UNABLE TO SUCCESSFULLY ESTABLISH A NEW COLLABORATIVE PARTNERSHIP, WHICH COULD MATERIALLY HARM OUR DEVELOPMENT PROGRAMS.

     In collaboration with Pharmacia, in December 2001, we completed two Phase III ophthalmology clinical trials for the treatment of age-related macular degeneration, or AMD, with our lead drug candidate, SnET2. In January 2002, Pharmacia, after an analysis of the Phase III AMD clinical data, determined that the clinical data results indicated that SnET2 did not meet the primary efficacy endpoint in the study population, as defined by the clinical trial protocol, and that they would not be filing a New Drug Application, or NDA, with the U.S. Food and Drug Administration, or FDA. Based on Pharmacia's analysis of the AMD clinical data, we may not be able to proceed with our plans to seek regulatory approval of SnET2 as formerly planned. In March 2002, we regained the license rights to SnET2 as well as the related data and assets from the Phase III AMD clinical trials from Pharmacia. We are currently conducting our own detailed analysis of the clinical data, including an analysis of the subset groups. We expect to complete our analysis by the end of the second quarter 2002 and, based on the results of our analysis, we will determine the future potential development of SnET2, including potential use in other disease indications. In addition, we have terminated our license collaboration with Pharmacia, and we intend to seek a new collaborative partner for PhotoPoint PDT in ophthalmology. If we cease development efforts for SnET2 it could adversely affect our funding and development efforts for our other programs and severely harm our business.

UNDER OUR CONTRACT MODIFICATION AND TERMINATION AGREEMENT WITH PHARMACIA IN MARCH 2002, OUR OUTSTANDING DEBT TO PHARMACIA OF $10.0 MILLION PLUS ACCRUED INTEREST REMAINS SECURED BY ALL OF OUR ASSETS AND THE LOAN REPAYMENT PROVISIONS MAY PRECLUDE US FROM OBTAINING ADDITIONAL FUNDING. IF WE BECOME UNABLE TO REPAY OUR BORROWINGS OR VIOLATE THE COVENANTS UNDER THIS AGREEMENT, PHARMACIA COULD FORECLOSE ON OUR ASSETS.

     In connection with the termination of our license collaboration with Pharmacia, we entered into a Contract Modification and Termination Agreement on March 5, 2002. Under the Contract Modification and Termination Agreement our outstanding debt to Pharmacia of approximately $26.8 million was reduced to $10.0 million plus accrued interest. We will be required to make a payment of $5.0 million plus accrued interest on each of March 4, 2003 and June 4, 2004. Interest on the debt will be recorded at the prime rate, which was 4.75% at March 5, 2002. The outstanding debt to Pharmacia is secured by all of our assets. Our ability to comply with all covenants and to make scheduled payments, apply early repayments as required or to refinance our debt obligations will depend on our financial and operating performance, which in turn will be subject to prevailing economic conditions and certain financial, business and other factors, including factors that are beyond our control. If our cash flow and capital resources become insufficient to fund our debt service obligations or we otherwise default under the Contract Modification and Termination Agreement, Pharmacia could accelerate the debt and foreclose on our assets. As a result, we could be forced to obtain additional financing at very unfavorable terms or significantly reduce or cease operations.

         Additionally, under the Contract Modification and Termination Agreement we are obligated to pay a portion of net proceeds from any public or private equity financings and/or asset dispositions towards the repayment of the $10.0 million plus accrued interest due to Pharmacia as follows:

               * If our aggregate net equity financing and/or assets disposition proceeds are less than or equal to $7.0 million, we are not required to make an early repayment towards our Pharmacia debt;
               * If our aggregate net equity financing and/or assets disposition proceeds are greater than $7.0 million but less than or equal to $15.0 million, then we are required to apply one-third of net the proceeds from the amount in excess of $7.0 million up to $15.0 million, or a maximum repayment of $2.7 million towards our Pharmacia debt;
               * If our aggregate net equity financing and/or assets disposition proceeds are greater than $15.0 million but less than or equal to $25.0 million, then we are required to apply one-half of the net proceeds from the amount in excess of $15.0 million up to $25.0 million, or a maximum repayment of $7.7 million towards our Pharmacia debt;
               * If our aggregate net equity financing and/or assets disposition proceeds are greater than $25.0 million, then we are required to apply all of the net proceeds from the amount in excess of $25.0 million, or repay the entire $10.0 million plus accrued interest towards our Pharmacia debt; and
               * Any early repayment of our Pharmacia debt applies first to the loan amount due on March 4, 2003, then to the remaining loan amount due on June 4, 2004.

     We will need a substantial amount of funding to further our programs and investors may be reluctant to invest in our equity securities if the funds necessary to grow our business are instead used to pay down our existing debt obligations. Investors may also be reluctant to provide us funds for fear that Pharmacia may foreclose on our assets.

THE CURRENT TRADING PRICE OF OUR COMMON STOCK, OUR MARKET CAPITALIZATION AND THE AMOUNT OF OUR STOCKHOLDER'S EQUITY AND NET TANGIBLE ASSETS, COULD RESULT IN OUR SHARES BEING DELISTED FROM TRADING ON NASDAQ. IF WE BECOME DELISTED FROM NASDAQ, THEN OUR ABILITY TO RAISE ADDITIONAL CAPITAL MAY BE LIMITED OR IMPAIRED, AS WILL THE TRADING MARKET AND PRICE OF OUR COMMON STOCK.

     Our Common Stock is listed on the Nasdaq National Market. We currently do not satisfy the Nasdaq continued listing standards concerning the size of our market capitalization and the minimum bid price of our stock. Nasdaq recently informed us of its intention to delist our Common Stock and we requested a hearing. The hearing with Nasdaq to discuss our listing status was on April 18, 2002 and in a letter from Nasdaq dated May 6, 2002 we were provided with an extension to attempt to regain compliance with the continued listing requirements for the Nasdaq National Market. There is no assurance that we will regain compliance with the continued listing requirements for the Nasdaq National Market or meet the requirements to move to the Nasdaq Small Cap Market. If we are unable to meet the requirements, then our stock will be delisted from Nasdaq. If this were to happen, it would be much more difficult to purchase or sell our common stock or obtain accurate quotations as to the price of the securities.

OUR FINANCIAL CONDITION AND COST REDUCTION EFFORTS COULD RESULT IN DECREASED EMPLOYEE MORALE AND LOSS OF EMPLOYEES AND CONSULTANTS CRITICAL TO OUR SUCCESS.

     Our success in the future will depend in large part on our ability to attract and retain highly qualified scientific, management and other personnel and to develop and maintain relationships with leading research institutions and consultants. We are highly dependent upon principal members of our management, key employees, scientific staff and consultants, which we may retain from time to time. We currently have limited cash and capital resources and the efficacy of our primary drug development candidate is questionable causing our business outlook to be uncertain. In January 2002, we implemented measures to reduce our expenses to provide us more flexibility. These actions included temporarily reducing our employee's salaries by approximately 20% until April 5, 2002. Additionally, due to our ongoing limited cash balances, we try to utilize stock options and stock awards as a key component of short-term and long-term compensation. However, given that our current stock options outstanding are significantly de-valued, the current value of our stock is low and the uncertainty of our long-term prospects, our ability to use stock options and stock awards as compensation may be limited. These measures, along with our financial condition and unfavorable clinical data results from the Phase III AMD clinical trials, may cause employees to question our long-term viability and increase our turnover. These factors may also result in reduced productivity and a decrease in employee morale causing our business to suffer. We do not have insurance providing us with benefits in the event of the loss of key personnel. Our consultants may be affiliated with or employed by others, and some have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us.

IF WE ARE NOT ABLE TO MAINTAIN AND SUCCESSFULLY ESTABLISH NEW COLLABORATIVE AND LICENSING ARRANGEMENTS WITH OTHERS, OUR BUSINESS WILL BE HARMED.

     Our business model is based on establishing collaborative relationships with other parties both to license compounds upon which our products and technologies are based and to manufacture, market and sell our products. As a development company we must have access to compounds and technologies to license for further development. For example, we are party to a License Agreement with the University of Toledo, the Medical College of Ohio and St. Vincent Medical Center, of Toledo, Ohio, collectively referred to as Toledo, to license or sublicense certain photoselective compounds, including SnET2. Similarly, we must also establish relationships with suppliers and manufacturers to build our medical devices and to manufacture our compounds. We have partnered with Iridex for the manufacture of certain light sources and have entered into an agreement with Fresenius for supply of the final dose formulation of SnET2. Due to the expense of the drug approval process it is critical for us to have relationships with established pharmaceutical companies to offset some of our development costs in exchange for a combination of manufacturing, marketing and distribution rights. We formerly had a significant relationship with Pharmacia for the development of SnET2 for the treatment of AMD. To further develop SnET2 it is essential that we establish a new collaborative relationship with another party.

     We are currently at various stages of discussions with various companies regarding the establishment of new collaborations. If we are not successful in establishing new collaborative partners for the potential development of SnET2 or our other molecules, we may not be able to pursue further development of such drugs and/or may have to reduce or cease our current development programs, which would materially harm our business. Even if we are successful in establishing new collaborations, they are subject to numerous risks and uncertainties including the following:

     * Our ability to negotiate acceptable collaborative arrangements, including those based upon existing letter agreements;
     * Future or existing collaborative arrangements may not be successful or may not result in products that are marketed or sold;
     * Collaborative partners are free to pursue alternative technologies or products either on their own or with others, including our competitors, for the diseases targeted by our programs and products;
     * Our partners may fail to fulfill their contractual obligations or terminate the relationships described above, and we may be required to seek other partners, or expend substantial resources to pursue these activities independently. These efforts may not be successful; and
     * Our ability to manage, interact and coordinate our timelines and objectives with our strategic partners may not be successful.

ALL OF OUR PRODUCTS, EXCEPT SNET2 AND MV9411, ARE IN AN EARLY STAGE OF DEVELOPMENT AND ALL OF OUR PRODUCTS, INCLUDING SNET2 AND MV9411, MAY NEVER BE SUCCESSFULLY COMMERCIALIZED.

     Our products, except SnET2 and MV9411, are at an early stage of development and our ability to successfully commercialize these products, including SnET2 and MV9411, is dependent upon:

     * Successfully completing our research or product development efforts or those of our collaborative partners;
     * Successfully transforming our drugs or devices currently under development into marketable products; o Obtaining the required regulatory approvals;
     * Manufacturing our products at an acceptable cost and with appropriate quality;
     *    Favorable acceptance of any products marketed; and
     *    Successful marketing and sales efforts of our corporate partner(s).

     We may not be successful in achieving any of the above, and if we are not successful, our business, financial condition and operating results would be adversely affected. The time frame necessary to achieve these goals for any individual product is long and uncertain. Most of our products currently under development will require significant additional research and development and preclinical studies and clinical trials, and all will require regulatory approval prior to commercialization. The likelihood of our success must be considered in light of these and other problems, expenses, difficulties, complications and delays.

OUR PRODUCTS, INCLUDING SNET2 AND MV9411, MAY NOT SUCCESSFULLY COMPLETE THE CLINICAL TRIAL PROCESS AND WE MAY BE UNABLE TO PROVE THAT OUR PRODUCTS ARE SAFE AND EFFICACIOUS.

     All of our drug and device products currently under development will require extensive preclinical studies and/or clinical trials prior to regulatory approval for commercial use, which is a lengthy and expensive process. None of our products, except SnET2, have completed testing for efficacy or safety in humans. Some of the risks and uncertainties related to safety and efficacy testing and the completion of preclinical studies and clinical trials include:

     * Our ability to demonstrate to the FDA that our products are safe and efficacious;
     *    Our products may not be as efficacious as our competitors products;
     * Our ability to successfully complete the testing for any of our compounds within any specified time period, if at all;
     * Clinical outcomes reported may change as a result of the continuing evaluation of patients;
     * Data obtained from preclinical studies and clinical trials are subject to varying interpretations which can delay, limit or prevent approval by the FDA or other regulatory authorities;
     * Problems in research and development, preclinical studies or clinical trials that will cause us to delay, suspend or cancel clinical trials; and
     * As a result of changing economic considerations, competitive or new technological developments, market approvals or changes, clinical or regulatory conditions, or clinical trial results, our focus may shift to other indications, or we may determine not to further pursue one or more of the indications currently being pursued.

     Data already obtained from preclinical studies and clinical trials of our products under development do not necessarily predict the results that will be obtained from future preclinical studies and clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies like us, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

     In collaboration with Pharmacia, in December 2001, we completed two Phase III ophthalmology clinical trials for the treatment of age-related macular degeneration, or AMD, with our lead drug candidate, SnET2. In January 2002, Pharmacia, after an analysis of the Phase III AMD clinical data, determined that the clinical data results indicated that SnET2 did not meet the primary efficacy endpoint in the study population, as defined by the clinical trial protocol, and that they would not be filing an NDA with the FDA. Based on Pharmacia's analysis of the AMD clinical data, we may not be able to proceed with our plans to seek regulatory approval of SnET2 as formerly planned. In March 2002, we regained the license rights to SnET2 as well as the related data and assets from the Phase III AMD clinical trials from Pharmacia. We are currently conducting our own detailed analysis of the clinical data, including an analysis of the subset groups. We expect to complete our analysis by the end of the second quarter 2002 and, based on the results of our analysis, we will determine the future potential development of SnET2, including the potential use of SnET2 in other disease indications. In addition, we have terminated our license collaboration with Pharmacia, and we intend to seek a new collaborative partner for PhotoPoint PDT in ophthalmology.

     Our clinical trials may not demonstrate the sufficient levels of safety and efficacy necessary to obtain the requisite regulatory approval or may not result in marketable products. The failure to adequately demonstrate the safety and effectiveness of a product under development could delay or prevent regulatory approval of the potential product and would materially harm our business.

THE PRICE OF OUR COMMON STOCK HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

     From time to time and in particular during the last couple of months, the price of our Common Stock has been highly volatile. These fluctuations create a greater risk of capital losses for our stockholders as compared to less volatile stocks. From January 15, 2001 to March 15, 2002, our Common Stock price, per Nasdaq closing prices, has ranged from a high of $12.42 to a low of $0.80.

     The market prices for our Common Stock, and the securities of emerging pharmaceutical and medical device companies, have historically been highly volatile and subject to extreme price fluctuations, which may reduce the market price of the Common Stock. Extreme price fluctuations could be the result of the following:

          *    Our ability to stay listed on Nasdaq;
          * Future development decisions related to the results of our Phase III AMD clinical trials;
          *    Announcements   concerning   Miravant   or   our   collaborators,
               competitors or industry;
          *    Our ability to successfully establish new collaborations;
          * The results of our testing, technological innovations or new commercial products;
          * The results of preclinical studies and clinical trials by us or our competitors;
          *    Technological innovations or new therapeutic products;
          *    Litigation;
          * Public concern as to the safety, efficacy or marketability of products developed by us or others;
          *    Comments by securities analysts;
          *    The achievement of or failure to achieve certain milestones; and
          * Governmental regulations, rules and orders, or developments concerning safety of our products.

     In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many emerging pharmaceutical and medical device companies for reasons frequently unrelated or disproportionate to the performance of the specific companies. If these broad market fluctuations cause the trading price of our Common Stock to significantly decline, we may be unable to obtain additional capital that we may need through public or private financing activities and our stock could be delisted from Nasdaq further exacerbating our ability to raise funds and limiting your ability to sell your shares. Because outside financing is critical to our future success, large fluctuations in our share price that harm our financing activities could cause us to significantly alter our business plans or cease operations altogether.

WE RELY ON THIRD PARTIES TO CONDUCT CLINICAL TRIALS ON OUR PRODUCTS, AND IF THESE RESOURCES FAIL, OUR ABILITY TO SUCCESSFULLY COMPLETE CLINICAL TRIALS WILL BE ADVERSELY AFFECTED AND OUR BUSINESS WILL SUFFER.

To date, we have limited experience in conducting clinical trials. We had relied on Pharmacia, our former corporate partner, and Inveresk, Inc., formerly ClinTrials Research, Inc., a contract research organization, for our Phase III AMD clinical trials and we rely on a contract research organization for our Phase II dermatology clinical trials. We will either need to rely on third parties, including our collaborative partners, to design and conduct any required clinical trials or expend resources to hire additional personnel or engage outside consultants or contract research organizations to administer current and future clinical trials. We may not be able to find appropriate third parties to design and conduct clinical trials or we may not have the resources to administer clinical trials in-house. The failure to have adequate resources for conducting and managing clinical trials will have a negative impact on our ability to develop marketable products and would harm our business. Other contract research organizations may be available in the event that our current contract research organizations fail; however there is no guarantee that we would be able to engage another organization in a timely manner, if at all. This could cause delays in our clinical trials and our development programs, which could materially harm our business.

WE RELY ON PATIENT ENROLLMENT TO CONDUCT CLINICAL TRIALS, AND OUR INABILITY TO CONTINUE TO ATTRACT PATIENTS TO PARTICIPATE WILL HAVE A NEGATIVE IMPACT ON OUR CLINICAL TRIAL RESULTS.

     Our ability to complete clinical trials is dependent upon the rate of patient enrollment. Patient enrollment is a function of many factors including:

          *    The nature of our clinical trial protocols;
          *    Existence of competing protocols or treatments;
          *    Size and longevity of the target patient population;
          *    Proximity of patients to clinical sites; and
          *    Eligibility criteria for the clinical trials.

     A specific concern for potential future AMD clinical trials is that there currently is an approved treatment for AMD and patients enrolled in future AMD clinical trials, if any, may choose to drop out of the trial or pursue alternative treatments. This could result in delays or incomplete clinical trial data.

     We cannot assure that we will obtain or maintain adequate levels of patient enrollment in current or future clinical trials. Delays in planned patient enrollment may result in increased costs, delays or termination of clinical trials, which could result in slower introduction of our potential products, a reduction in our revenues and may prevent us from becoming profitable. In addition, the FDA may suspend clinical trials at any time if, among other reasons, it concludes that patients participating in such trials are being exposed to unacceptable health risks. Failure to obtain and keep patients in our clinical trials will delay or completely impede test results which will negatively impact the development of our products and prevent us from becoming profitable.

WE MAY FAIL TO ADEQUATELY PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, OUR PATENTS AND OUR PROPRIETARY TECHNOLOGY, WHICH WILL MAKE IT EASIER FOR OTHERS TO MISAPPROPRIATE OUR TECHNOLOGY AND INHIBIT OUR ABILITY TO BE COMPETITIVE.

     Our success will depend, in part, on our and our licensors' ability to obtain, assert and defend our patents, protect trade secrets and operate without infringing the proprietary rights of others. The exclusive license relating to various drug compounds, including our leading drug candidate SnET2, may become non-exclusive if we fail to satisfy certain development and commercialization objectives. The termination or restriction of our rights under this or other licenses for any reason would likely reduce our future income, increase our costs and limit our ability to develop additional products. Although we believe we should be able to achieve such objectives, we may not be successful.

     The patent position of pharmaceutical and medical device firms generally is highly uncertain. Some of the risks and uncertainties include:

          * The patent applications owned by or licensed to us may not result in issued patents;
          * Our issued patents may not provide us with proprietary protection or competitive advantages;
          * Our issued patents may be infringed upon or designed around by others;
          * Our issued patents may be challenged by others and held to be invalid or unenforceable;
          * The patents of others may prohibit us from developing our products as planned; and
          * Significant time and funds may be necessary to defend our patents.

     We are aware that our competitors and others have been issued patents relating to photodynamic therapy. In addition, our competitors and others may have been issued patents or filed patent applications relating to other potentially competitive products of which we are not aware. Further, our competitors and others may in the future file applications for, or otherwise obtain proprietary rights to, such products. These existing or future patents, applications or rights may conflict with our or our licensors' patents or applications. Such conflicts could result in a rejection of our or our licensors' applications or the invalidation of the patents.

     Further exposure could arise from the following risks and uncertainties:

          * We do not have contractual indemnification rights against the licensors of the various drug patents;
          *    We may  be  required  to  obtain  licenses  under  dominating  or conflicting patents or other proprietary rights of others;
          *    Such  licenses may not be made  available on terms  acceptable to us, if at all; and
          * If we do not obtain such licenses, we could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

     We also seek to protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. These agreements could be breached and we may not have adequate remedies for any breach.

     The occurrence of any of these events described above could harm our competitive position. If such conflicts occur, or if we believe that such products may infringe on our proprietary rights, we may pursue litigation or other proceedings, or may be required to defend against such litigation. We may not be successful in any such proceeding. Litigation and other proceedings are expensive and time consuming, regardless of whether we prevail. This can result in the diversion of substantial financial, managerial and other resources from other activities. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related research and development activities or product sales.

WE HAVE LIMITED MANUFACTURING AND MARKETING CAPABILITY AND EXPERIENCE AND THUS RELY HEAVILY UPON THIRD PARTIES.

     Prior to our being able to supply drugs for commercial use, our manufacturing facilities must comply with Good Manufacturing Practices, or GMPs. In addition, if we elect to outsource manufacturing to third-party manufacturers, these facilities also have to satisfy GMP and FDA manufacturing requirements. To be successful, our products must be manufactured in commercial quantities under current GMPs and must be at acceptable costs. Although we intend to manufacture drugs and devices at some commercial levels, we have not yet manufactured any products under GMPs which can be released for commercial use, and we have limited experience in manufacturing in commercial quantities. We are licensed by the State of California to manufacture SnET2 bulk API at our Santa Barbara, California facility for clinical trial and other use. We currently manufacture the bulk API, the process up to the final formulation and packaging step, and have the ability to manufacture light producing devices and light delivery devices, and conduct other production and testing activities, at this location. However, we have limited capabilities, personnel and experience in the manufacture of finished drug product, light producing and light delivery devices and utilize outside suppliers, contracted or otherwise, for certain materials and services related to our manufacturing activities. We currently have the capacity, in conjunction with our manufacturing suppliers Fresenius and Iridex, to manufacture products at certain commercial levels and we believe we will be able to do so under GMPs with subsequent FDA approval. If we receive an FDA or other regulatory approval, we may need to expand our manufacturing capabilities and/or depend on our collaborators, licensees or contract manufacturers for the expanded commercial manufacture of our products. If we expand our manufacturing capabilities, we will need to expend substantial funds, hire and retain significant additional personnel and comply with extensive regulations. We may not be able to expand successfully or we may be unable to manufacture products in increased commercial quantities for sale at competitive prices. Further, we may not be able to enter into future manufacturing arrangements with collaborators, licensees, or contract manufacturers on acceptable terms or at all. If we are not able to expand our manufacturing capabilities or enter into additional commercial manufacturing agreements, our commercial product sales, as well as our overall business growth could be limited, which in turn could prevent us from becoming profitable or viable as a business. Fresenius is the sole manufacturer of the final dose formulation of SnET2 and Iridex is currently the sole supplier of the light producing devices used in our AMD clinical trials. Both currently have commercial quantity capabilities. At this time, we have no readily available back-up manufacturers to produce the final formulation of SnET2 at commercial levels or back-up suppliers of the light producing devices. If Fresenius could no longer manufacture for us or Iridex was unable to supply us with devices, we could experience significant delays in production or may be unable to find a suitable replacement, which would reduce our revenues and harm our ability to commercialize our products and become profitable.

     We have no direct experience in marketing, distributing and selling our pharmaceutical or medical device products. We will need to develop a sales force or rely on our collaborators or licensees or make arrangements with others to provide for the marketing, distribution and sale of our products. We currently intend to rely on Iridex for any medical device needs for the AMD program. Our marketing, distribution and sales capabilities or current or future arrangements with third parties for such activities may not be adequate for the successful commercialization of our products.

OUR PRODUCTS MAY EXHIBIT ADVERSE SIDE EFFECTS THAT PREVENT THEIR WIDESPREAD ADOPTION OR THAT NECESSITATE WITHDRAWAL FROM THE MARKET.

     Our PhotoPoint PDT drug and device products may exhibit undesirable and unintended side effects that may prevent or limit their commercial adoption and use. One such side effect upon the adoption of our PhotoPoint PDT drug and device products as potential therapeutic agents may be a period of photosensitivity for a certain period of time after receiving PhotoPoint PDT. This period of photosensitivity is generally dose dependent and typically declines over time. Even upon receiving approval by the FDA and other regulatory authorities, our products may later exhibit adverse side effects that prevent widespread use or necessitate withdrawal from the market. The manifestation of such side effects could cause our business to suffer.

ACCEPTANCE OF OUR PRODUCTS IN THE MARKETPLACE IS UNCERTAIN, AND FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL HARM OUR BUSINESS.

     Even if approved for marketing, our products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

          * The establishment and demonstration in the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products and diagnostic and/or imaging techniques. For example, if we are able to eventually obtain approval of our drugs and devices to treat cardiac restenosis we will have to demonstrate and gain market acceptance of this as a method of treatment over use of drug coated stents and other restenosis treatment options;
          * Pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators; and
          * The possibility that physicians, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend any of our products.

     If our products are not accepted due to these or other factors our business will not develop as planned and may be harmed.

OUR ABILITY TO ESTABLISH AND MAINTAIN AGREEMENTS WITH OUTSIDE SUPPLIERS MAY NOT BE SUCCESSFUL AND OUR FAILURE TO DO SO COULD ADVERSELY AFFECT OUR BUSINESS.

     We depend on outside suppliers for certain raw materials and components for our products. Although most of our materials and components are available from various sources, we are dependent on certain suppliers for key materials or services used in our drug and light producing and light delivery device development and production operations. One supplier is Fresenius, which processes our SnET2 drug substance into a sterile injectable formulation and packages it in vials for distribution. We expect to continue to develop new drugs and new drug formulations both in-house and using external suppliers, which may or may not have similar dependencies on suppliers. Another supplier is Iridex, which provided the light producing devices used in our AMD clinical trials and can be used for future commercial use in ophthalmology. We recently regained ownership of the bulk API and Final Dose Formulation, or FDF, inventories and lasers from Pharmacia. Based on the quantities received, we are not expected to need additional bulk API, FDF, or lasers in the near term. These raw materials or components may not continue to be available to our standards or on acceptable terms, if at all, and alternative suppliers may not be available to us on acceptable terms, if at all. Further, we may not be able to adequately produce needed materials or components in-house. We are seeking to establish relationships with additional suppliers, however, we may not be successful in doing so and may encounter delays or other problems. If we are unable to produce our potential products in a timely manner, or at all, our sales would decline, our development activities could be delayed or cease and as a result we may never achieve profitability.

WE MAY NOT HAVE ADEQUATE PROTECTION AGAINST PRODUCT LIABILITY OR RECALL, WHICH COULD SUBJECT US TO LIABILITY CLAIMS THAT COULD MATERIALLY HARM OUR BUSINESS.

     The testing, manufacture, marketing and sale of human pharmaceutical products and medical devices entails significant inherent, industry-wide risks of allegations of product liability. The use of our products in clinical trials and the sale of our products may expose us to liability claims. These claims could be made directly by patients or consumers, or by companies, institutions or others using or selling our products. The following are some of the risks related to liability and recall:

          * We are subject to the inherent risk that a governmental authority or third party may require the recall of one or more of our products;
          * We have not obtained product liability insurance that would cover a claim relating to the clinical or commercial use or recall of our products;
          * In the absence of product liability insurance, claims made against us or a product recall could result in our being exposed to large damages and expenses;
          * If we obtain product liability insurance coverage in the future, this coverage may not be available at a reasonable cost and in amounts sufficient to protect us against claims that could cause us to pay large amounts in damages; and
          * Liability claims relating to our products or a product recall could negatively affect our ability to obtain or maintain regulatory approval for our products.

     We currently do not expect to obtain product liability insurance until we have an approved product and begin distributing the product for commercial use. We plan to obtain product liability insurance to cover our indemnification obligations to Iridex for third party claims relating to any of our potential negligent acts or omissions involving our SnET2 drug technology or PhotoPoint PDT light device technology. A successful product liability claim could result in monetary or other damages that could harm our business, financial condition and additionally cause us to cease operations.

OUR BUSINESS COULD SUFFER IF WE ARE UNSUCCESSFUL IN INTEGRATING BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES.

     We may expand our operations and market presence by entering into business combinations, joint ventures or other strategic alliances with other companies. These transactions create risks, such as the difficulty assimilating the operations, technology and personnel of the combined companies; the disruption of our ongoing business, including loss of management focus on existing businesses and other market developments; problems retaining key technical and managerial personnel; expenses associated with the amortization of goodwill and other purchased intangible assets; additional operating losses and expenses of acquired businesses; the impairment of relationships with existing employees, customers and business partners; and, additional losses from any equity investments we might make.

     We may not succeed in addressing these risks, and we may not be able to make business combinations and strategic investments on terms that are acceptable to us. In addition, any businesses we may acquire may incur operating losses.

WE RELY ON THE AVAILABILITY OF CERTAIN UNPROTECTED INTELLECTUAL PROPERTY RIGHTS, AND IF ACCESS TO SUCH RIGHTS BECOMES UNAVAILABLE, OUR BUSINESS COULD SUFFER.

     Our trade secrets may become known or be independently discovered by competitors. Furthermore, inventions or processes discovered by our employees will not necessarily become our property and may remain the property of such persons or others.

     In addition, certain research activities relating to the development of certain patents owned by or licensed to us were funded, in part, by agencies of the United States Government. When the United States Government participates in research activities, it retains certain rights that include the right to use the resulting patents for government purposes under a royalty-free license.

     We also rely upon unpatented trade secrets, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets and know-how.

     In the event that the intellectual property we do or will rely on becomes unavailable, our ability to be competitive will be impeded and our business will suffer.

EFFECTING A CHANGE OF CONTROL OF MIRAVANT WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK.

     Our Board of Directors has adopted a Preferred Stockholder Rights Plan, or Rights Plan. The Rights Plan may have the effect of delaying, deterring, or preventing changes in our management or control of Miravant, which may discourage potential acquirers who otherwise might wish to acquire us without the consent of the Board of Directors. Under the Rights Plan, if a person or group acquires 20% or more of our Common Stock, all holders of rights (other than the acquiring stockholder) may, upon payment of the purchase price then in effect, purchase Common Stock having a value of twice the purchase price. In April 2001, the Rights Plan was amended to increase the trigger percentage from 20% to 25% as it applies to Pharmacia and excluded shares acquired by Pharmacia in connection with our 2001 Credit Agreement with Pharmacia, and from the exercise of warrants held by Pharmacia. In the event that we are involved in a merger or other similar transaction where Miravant is not the surviving corporation, all holders of rights (other than the acquiring stockholder) shall be entitled, upon payment of the then in effect purchase price, to purchase Common Stock of the surviving corporation having a value of twice the purchase price. The rights will expire on July 31, 2010, unless previously redeemed.

OUR CHARTER AND BYLAWS CONTAIN PROVISIONS THAT MAY PREVENT TRANSACTIONS THAT COULD BE BENEFICIAL TO STOCKHOLDERS.

     Our charter and bylaws restrict certain actions by our stockholders. For example:

          * Our stockholders can act at a duly called annual or special meeting but they may not act by written consent;
          * Special meetings can only be called by our chief executive officer, president, or secretary at the written request of a majority of our Board of Directors; and
          * Stockholders also must give advance notice to the secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting.

     Some of these restrictions can only be amended by a super-majority vote of members of the Board and/or the stockholders. These and other provisions of our charter and bylaws, as well as certain provisions of Delaware law, could prevent changes in our management and discourage, delay or prevent a merger, tender offer or proxy contest, even if the events could be beneficial to our stockholders. These provisions could also limit the price that investors might be willing to pay for our Common Stock.

     In addition, our charter authorizes our Board of Directors to issue shares of undesignated preferred stock without stockholder approval on terms that the Board may determine. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to our other stockholders or otherwise adversely affect their rights and powers, including voting rights. Moreover, the issuance of preferred stock may make it more difficult or may discourage another party from acquiring voting control of us.

BUSINESS INTERRUPTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our operations are vulnerable to interruption by fire, earthquake, power loss, floods, telecommunications failure and other events beyond our control. We do not have a detailed disaster recovery plan. Our facilities are all located in the state of California and were subject to electricity blackouts as a consequence of a shortage of available electrical power. There is no guarantee that this electricity shortage has been permanently resolved, as such, we may again in the future experience unexpected blackouts. Though we do have back-up electrical generation systems in place, they are for use for a limited time and in the event these blackouts continue or increase in severity, they could disrupt the operations of our affected facilities. In addition, we may not carry adequate business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could be substantial.

                          RISKS RELATED TO OUR INDUSTRY

WE ARE SUBJECT TO UNCERTAINTIES REGARDING HEALTH CARE REIMBURSEMENT AND REFORM.

     Our products may not be covered by the various health care providers and third party payors. If they are not covered, our products may not be purchased or sold as expected. Our ability to commercialize our products successfully will depend, in part, on the extent to which reimbursement for these products and related treatment will be available from government health administration authorities, private health insurers, managed care entities and other organizations. These payers are increasingly challenging the price of medical products and services and establishing protocols and formularies, which effectively limit physicians' ability to select products and procedures.
Uncertainty exists as to the reimbursement status of health care products, especially innovative technologies. Additionally, reimbursement coverage, if available, may not be adequate to enable us to achieve market acceptance of our products or to maintain price levels sufficient for realization of an appropriate return on our products.

     The efforts of governments and third-party payors to contain or reduce the cost of healthcare will continue to affect our business and financial condition as a biotechnology company. In foreign markets, pricing or profitability of medical products and services may be subject to government control. In the United States, we expect that there will continue to be federal and state proposals for government control of pricing and profitability. In addition, increasing emphasis on managed healthcare has increased pressure on pricing of medical products and will continue to do so. These cost controls may prevent us from selling our potential products profitability, may reduce our revenues and may affect our ability to raise additional capital.

     In addition, cost control initiatives could adversely affect our business in a number of ways, including:

          * Decreasing the price we, or any of our partners or licensees, receive for any of our products;
          * Preventing the recovery of development costs, which could be substantial; and
          *    Minimizing profit margins.

     Further, our commercialization strategy depends on our collaborators. As a result, our ability to commercialize our products and realize royalties may be hindered if cost control initiatives adversely affect our collaborators.

FAILURE TO OBTAIN PRODUCT APPROVALS OR COMPLY WITH ONGOING GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The production and marketing of our products and our ongoing research and development, preclinical studies and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities in the United States, including the FDA, and in other countries. All drugs and most medical devices we develop must undergo rigorous preclinical studies and clinical trials and an extensive regulatory approval process administered by the FDA under the Food, Drug and Cosmetic Act, or FDC Act, and comparable foreign authorities, before they can be marketed. These processes involve substantial cost and can often take many years. We have limited experience in, and limited resources available for regulatory activities and we rely on our collaborators and outside consultants. Failure to comply with the applicable regulatory requirements can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution. To date, none of our product candidates being developed have been submitted for approval or have been approved by the FDA or any other regulatory authority for marketing.

     Some of the risks and uncertainties relating to United States Government regulation include:

          * Delays in obtaining approval or rejections due to regulatory review of each submitted new drug, device or combination drug/device application or product license application, as well as changes in regulatory policy during the period of product development;
          * If regulatory approval of a product is granted, such approval may entail limitations on the uses for which the product may be marketed;
          * If regulatory approval is obtained, the product, our manufacturer and the manufacturing facilities are subject to continual review and periodic inspections;
          * If regulatory approval is obtained, such approval may be conditional on the satisfaction of the completion of clinical trials or require additional clinical trials;
          * Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and litigation; and
          * Photodynamic therapy products have been categorized by the FDA as combination drug-device products. If current or future photodynamic therapy products do not continue to be categorized for regulatory purposes as combination products, then:
                  - The FDA may require separate drug and device submissions; and
                  - The FDA may require separate approval by regulatory authorities.

     Some  of  the  risks  and   uncertainties  of  international   governmental
regulation include:

          * Foreign regulatory requirements governing testing, development, marketing, licensing, pricing and/or distribution of drugs and devices in other countries;
          * Our drug products may not qualify for the centralized review procedure or we may not be able to obtain a national market application that will be accepted by other European Union, or EU, member states;
          * Our devices must also meet the new Medical Device Directive effective in Europe in 1998. The Directive requires that our manufacturing quality assurance systems and compliance with technical essential requirements be certified with a CE Mark authorized by a registered notified body of an EU member state prior to free sale in the EU; and
          * Registration and approval of a photodynamic therapy product in other countries, such as Japan, may include additional procedures and requirements, preclinical and clinical studies, and may require the assistance of native corporate partners.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID CHANGES IN THE BIOTECHNOLOGY AND PHARMACEUTICAL INDUSTRIES THAT COULD MAKE SOME OR ALL OF OUR PRODUCTS NON-COMPETITIVE OR OBSOLETE. COMPETING PRODUCTS AND TECHNOLOGIES MAY MAKE SOME OR ALL OF OUR PROGRAMS OR POTENTIAL PRODUCTS NONCOMPETITIVE OR OBSOLETE.

     Our   industry  is  subject  to  rapid,   unpredictable   and   significant
technological change. Competition is intense. Well-known pharmaceutical, biotechnology, device and chemical companies are marketing well-established therapies for the treatment of AMD. Doctors may prefer familiar methods that they are comfortable using rather than try our products. Many companies are also seeking to develop new products and technologies for medical conditions for which we are developing treatments. Our competitors may succeed in developing products that are safer or more effective than ours and in obtaining regulatory marketing approval of future products before we do. We anticipate that we will face increased competition as new companies enter our markets and as the scientific development of PhotoPoint PDT evolves.

     We expect that our principal methods of competition with other photodynamic therapy companies will be based upon such factors as:

          *    The ease of administration of our photodynamic therapy;
          *    The degree of generalized skin sensitivity to light;
          *    The number of required doses;
          *    The safety and efficacy profile;
          * The selectivity of our drug for the target lesion or tissue of interest;
          *    The type, cost and price of our light systems;
          *    The cost and price of our drug; and
          * The amount reimbursed for the drug and device treatment by third-party payors.

     We cannot give any assurance that new drugs or future developments in photodynamic therapy or in other drug technologies will not harm our business. Increased competition could result in:

          *    Price reductions;
          *    Lower levels of third-party reimbursements;
          *    Failure to achieve market acceptance; and
          *    Loss of market share.

     Any of the above could have an adverse effect on our business. Further, we cannot give any assurance that developments by our competitors or future competitors will not render our technology obsolete.

WE FACE INTENSE COMPETITION AND OUR FAILURE TO COMPETE EFFECTIVELY, PARTICULARLY AGAINST LARGER, MORE ESTABLISHED PHARMACEUTICAL AND MEDICAL DEVICE COMPANIES, WILL CAUSE OUR BUSINESS TO SUFFER.

     Many of our competitors have substantially greater financial, technical and human resources than we do, and may also have substantially greater experience in developing products, conducting preclinical studies or clinical trials, obtaining regulatory approvals and manufacturing and marketing and distribution. Further, our competitive position could be harmed by the establishment of patent protection by our competitors. The existing competitors or other companies may succeed in developing technologies and products that are more safe, effective or affordable than those being developed by us or that would render our technology and products less competitive or obsolete.

     We are aware that other companies are marketing or developing certain products to prevent, diagnose or treat diseases for which we are developing PhotoPoint PDT. These products, as well as others of which we may not be aware, may adversely affect the existing or future market for our products. Competitive products may include, but are not limited to, drugs such as those designed to inhibit angiogenesis or otherwise target new blood vessels, certain medical devices, such as drug-eluting stents and other photodynamic therapy treatments.

     We are aware of various competitors involved in the photodynamic therapy sector. We understand that these companies are conducting preclinical studies and/or clinical trials in various countries and for a variety of disease indications. Our direct competitors in our sector include QLT Inc., or QLT, DUSA Pharmaceuticals, or DUSA, Axcan Pharmaceuticals and Pharmacyclics. QLT's drug Visudyne has received marketing approval in the United States and certain other countries for the treatment of AMD and has been commercialized by Novartis. Axcan and DUSA have photodynamic therapy drugs, both of which have received marketing approval in the United States - Photofrin(R) (Axcan Pharmaceuticals) for the treatment of certain oncology indications and Levulan(R) (DUSA Pharmaceuticals / Berlex Laboratories) for the treatment of actinic keratoses, a dermatological condition. Pharmacyclics has a photodynamic therapy drug that has not received marketing approval, which is being used in certain preclinical studies and/or clinical trials for ophthalmology, oncology and cardiovascular indications. We are aware of other drugs and devices under development by these and other photodynamic therapy competitors in additional disease areas for which we are developing PhotoPoint PDT. These competitors as well as others that we are not aware of, may develop superior products or reach the market prior to PhotoPoint PDT and render our products non-competitive or obsolete.

OUR INDUSTRY IS SUBJECT TO TECHNOLOGICAL UNCERTAINTY, WHICH MAY RENDER OUR PRODUCTS AND DEVELOPMENTS OBSOLETE AND OUR BUSINESS MAY SUFFER.

     The pharmaceutical industry is subject to rapid and substantial technological change. Developments by others may render our products under development or our technologies noncompetitive or obsolete, or we may be unable to keep pace with technological developments or other market factors. Technological competition in the industry from pharmaceutical, biotechnology and device companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. These entities represent significant competition for us. Acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors' financial, marketing, manufacturing and other resources.

     We are engaged in the development of novel therapeutic technologies, specifically photodynamic therapy. As a result, our resources are limited and we may experience technical challenges inherent in such novel technologies. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic, diagnostic and imaging effects compared to our products. We are aware that three of our competitors, QLT, Axcan and DUSA, have received marketing approval of their product for certain uses in the United States or other countries. Our competitors may develop products that are safer, more effective or less costly than our products and, therefore, present a serious competitive threat to our product offerings.

     The widespread acceptance of therapies that are alternatives to ours may limit market acceptance of our products even if commercialized. The diseases for which we are developing our therapeutic products can also be treated, in the case of cancer, by surgery, radiation and chemotherapy, and in the case of restenosis, by surgery, angioplasty, drug therapy and the use of devices to maintain and open blood vessels. These treatments are widely accepted in the medical community and have a long history of use. The established use of these competitive products may limit the potential for our products to receive widespread acceptance if commercialized.

     Our understanding of the market opportunities for our PhotoPoint PDT is derived from a variety of sources, and represents our best estimate of the overall market sizes presented in certain disease areas. The actual market size and market share which we may be able to obtain may vary substantially from our estimates, and is dependent upon a number of factors, including:

               * Competitive treatments or diagnostic tools, either existing or those that may arise in the future;
               *    Performance of our products and subsequent  labeling claims;
                    and
               *    Actual patient population at and beyond product launch.

OUR PRODUCTS ARE SUBJECT TO OTHER STATE AND FEDERAL LAWS, FUTURE LEGISLATION AND REGULATIONS SUBJECTING US TO COMPLIANCE ISSUES THAT COULD CREATE SIGNIFICANT ADDITIONAL EXPENDITURES AND LIMIT THE PRODUCTION AND DEMAND FOR OUR POTENTIAL PRODUCTS.

     In addition to the regulations for drug or device approvals, we are subject to regulation under state, federal or other law, including regulations for worker occupational safety, laboratory practices, environmental protection and hazardous substance control. We continue to make capital and operational expenditures for protection of the environment in amounts which are not material. Some of the risks and uncertainties related to laws and future legislation or regulations include:

               * Our future capital and operational expenditures related to these matters may increase and become material;
               * We may also be subject to other present and possible future local, state, federal and foreign regulation;
               * Heightened public awareness and concerns regarding the growth in overall health care expenditures in the United States, combined with the continuing efforts of governmental authorities to contain or reduce costs of health care, may result in the enactment of national health care reform or other legislation or regulations that impose limits on the number and type of medical procedures which may be performed or which have the effect of restricting a physician's ability to select specific products for use in certain procedures;
               * Such new legislation or regulations may materially limit the demand and manufacturing of our products. In the United States, there have been, and we expect that there will continue to be, a number of federal and state legislative proposals and regulations to implement greater governmental control in the health care industry;
               * The announcement of such proposals may hinder our ability to raise capital or to form collaborations; and
               * Legislation or regulations that impose restrictions on the price that may be charged for health care products or medical devices may adversely affect our results of operations.

     We are unable to predict the likelihood of adverse effects which might arise from future legislative or administrative action, either in the United States or abroad.

OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL PROTECTION LAWS AND REGULATIONS, AND IN THE EVENT OF AN ENVIRONMENTAL LIABILITY CLAIM, WE COULD BE HELD LIABLE FOR DAMAGES AND ADDITIONAL SIGNIFICANT UNEXPECTED COMPLIANCE COSTS, WHICH COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONs.

     We are subject to federal, state, county and local laws and regulations relating to the protection of the environment. In the course of our business, we are involved in the handling, storage and disposal of materials that are classified as hazardous. Our safety procedures for the handling, storage and disposal of such materials are designed to comply with applicable laws and regulations. However, we may be involved in contamination or injury from these materials. If this occurs, we could be held liable for any damages that result, and any such liability could cause us to pay significant amounts of money and harm our business. Further, the cost of complying with these laws and regulations may increase materially in the future.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of our common stock registered under this prospectus:

*    Annual report on Form 10-K for the fiscal year ended December 31, 2001;
*    Current report on Form 8-K dated January 13, 2002;
*    Current report on Form 8-K dated March 11, 2002;
*    Current report on Form 8-K dated March 11, 2002;
* Description of our common stock contained in our registration statement on Form 8-A filed February 9, 1995;
* Description of our Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed July 18, 2000, as amended June 6, 2001; and
* All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 2001.

     Any statement contained in a document incorporated by reference in this prospectus shall be deemed modified, superceded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is incorporated by reference in this prospectus modifies, supercedes or replaces such statement. Any statement so modified, superceded or replaced shall not be deemed, except as so modified, superceded or replaced, to constitute a part of this prospectus.

     We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement and the documents incorporated by reference into this prospectus for further information about us and our common stock. You may request a copy of these filings at no cost. Please direct your requests to:
Investor Relations, Miravant Medical Technologies, 336 Bollay Drive, Santa Barbara, California 93117.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of our securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms like "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to imply uncertainty and are forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

     Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements throughout this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in:

*    This prospectus;
*    The materials referred to in this prospectus;
* The materials incorporated by reference into this prospectus, other than forward-looking statements which do not comply with the "plain English" requirements of Rule 421 under the Securities Act of 1933; and
*    Our press releases.

     No forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.

                                 USE OF PROCEEDS

     Each time we sell our securities under this prospectus, we will provide a prospectus supplement that will contain information about how we intend to use the net proceeds from the securities sold at that time.

     The net proceeds to us from the sale of the securities offered by this prospectus will be used to repay indebtedness, to advance our pipeline through preclinical and clinical development of products and for general corporate purposes, including capital expenditures and to meet working capital needs. We expect from time to time to evaluate the acquisition of businesses and products for which a portion of the net proceeds may be used.

     Under the Contract Modification and Termination Agreement entered into with Pharmacia in March 2002, we are required to apply a portion of the net proceeds from the sale of securities toward our outstanding Pharmacia debt, if the amount of the securities sold, combined with other financings and/or asset dispositions, exceeds $7.0 million. In the event the net proceeds are greater than $7.0 million then we will be required to apply a portion of the net proceeds towards our Pharmacia debt as defined in the Contract Modification and Termination Agreement.

RATIO OF EARNINGS TO COVER FIXED CHARGES

     As we have incurred losses in each of the periods presented below, we had insufficient earnings to cover fixed charges by the following amounts:


-------------------------------------------------------------------
                       Fiscal Year Ended
                         (in thousands)
     1997          1998         1999         2000         2001
$  (30,209)    $  (28,064)  $ (22,256)    $ (25,993)   $ (16,402)
-------------------------------------------------------------------

Please refer to Exhibit 12.1 filed with this prospectus for additional information regarding the ratio of earnings to cover fixed charges.

                    DESCRIPTION OF SHARE PURCHASE RIGHTS PLAN

     In July 2000, our Board of Directors adopted a Preferred Stockholder Right Plan, or Rights Plan, commonly known as a "poison pill." Under our Rights Plan, our Board of Directors declared a dividend of one right to purchase one one-thousandth share of our series B junior preferred stock for each outstanding share of Common Stock. The rights are triggered and become exercisable upon the acquisition of or offer to acquire at least 20% of our Common Stock then outstanding by persons other than Pharmacia Corporation. The rights are triggered and become exercisable upon the acquisition of or offer by Pharmacia to acquire at least 25% of our Common Stock then outstanding, excluding shares acquired by Pharmacia under the 2001 Credit Agreement. The rights plan is designed to protect and maximize the value of the outstanding equity interests in Miravant in the event of an unsolicited attempt by an acquirer to take over Miravant in a manner or on terms not approved by our Board of Directors. Takeover attempts frequently include coercive tactics to deprive the Board of Directors and our stockholders of any real opportunity to determine the destiny of the company. The Rights Plan has been declared by our Board of Directors in order to deter such tactics, including a gradual accumulation of shares in the open market of 20% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares. The Rights Plan is not intended to, and will not, prevent our takeover.

     Our Form 8-A, filed July 18, 2000, as amended June 6, 2001, and incorporated in this prospectus by reference, contains a more detailed summary of the principal terms of the rights plan.

                                 THE SECURITIES

     We intend to sell from time to time:

*    common stock;
*    preferred stock;
*    warrants to purchase equity securities; and
* senior or subordinated debt securities, either of which may be convertible into common stock.

     All of the foregoing are collectively called the "Securities." The Securities may be offered independently or together with other Securities and may be attached to, or separate from, such other Securities. The Securities will be offered to the public on terms determined by market conditions at the time of sale and set forth in a prospectus supplement. The Securities offered pursuant to this prospectus may be offered in one or more series of up to $25,000,000 aggregate public offering price, as we will designate at the time of offering.

                           DESCRIPTION OF COMMON STOCK

     For a description of our Common Stock please refer to our registration statement on Form 8-A filed with the SEC February 9, 1995 and incorporated in this prospectus by reference.

                         DESCRIPTION OF PREFERRED STOCK

     The following description sets forth general terms of preferred stock that we may issue. The terms of any series of the preferred stock will be described in the prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation, which is filed as an exhibit to the Registration Statement and the Certificate of Designations (the "Certificate of Designations") relating to each particular series of the preferred stock, which will be filed with the SEC at or prior to the time of sale of such preferred stock.

     Under our Certificate of Incorporation, we are authorized to issue up to 20,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which on July 13, 2000 our Board of Directors designated 50,000 shares of series B junior participating preferred stock pursuant to the Preferred Stockholder Rights Plan dated July 13, 2000. Our Board of Directors has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. As of April 8, 2002, we had no shares of preferred stock outstanding.

     The preferred stock will have the dividend, liquidation, redemption, voting and conversion or exchange rights specified in the prospectus supplement relating to the particular series of preferred stock offered thereby. In addition, the applicable prospectus supplement will describe the other terms of the preferred stock, including, where applicable, the following:

(1) the designation, stated value and liquidation preference of such preferred stock and the number of shares offered;
(2)  the offering price;
(3) the dividend rate (or method of calculation), the dividend periods, the date on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;
(4)  any redemption or sinking fund provisions;
(5)  any conversion or exchange provisions;
(6)  voting rights, if any;
(7) to the extent permitted by applicable law, whether such preferred stock will be issued in certificated or book-entry form;
(8) whether such preferred stock will be listed on a national securities exchange or the Nasdaq Stock Market;
(9)  information with respect to book-entry procedures, if any; and
(10) any additional rights, preferences, privileges, limitations and restrictions of such preferred stock (which may not be inconsistent with the provisions of the Certificate of Incorporation or the Certificate of Designations establishing such series of preferred stock).

     The preferred stock will be, when issued against payment therefor, fully paid and nonassessable. Holders thereof will have no preemptive rights to subscribe for any additional securities that we may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank on a parity with all other outstanding series of preferred stock issued by us as to payment of dividends (except with respect to cumulation thereof) and as to the distribution of assets upon our liquidation, dissolution, or winding up. Each series of preferred stock will rank prior to the common stock, and any other capital stock of ours that is expressly made junior to such series of preferred stock.

     Unless otherwise specified in the applicable prospectus supplement, U.S. Stock Transfer Corp. will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

                             DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of common stock or preferred stock. Each series of warrants will be issued under a warrant agreement to be entered into between us and the purchasers or us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the warrants offered thereby. A copy of the form of warrant agreement, including the form of warrant certificates representing the warrants reflecting the provisions to be included in the warrant agreements that will be entered into with respect to particular offerings of warrants, will be filed as an exhibit to the Registration Statement prior to the issuance of any warrants.

     The applicable prospectus supplement will describe the terms of the warrants offered thereby, the warrant agreement relating to such warrants and the warrant certificates, including the following:

(1)  the offering price or prices;
(2) the aggregate number of shares of common stock or preferred stock that may be purchased upon exercise of such warrants and minimum number of warrants that are exercisable;
(3) the number of Securities, if any, with which such warrants are being offered and the number of such warrants being offered with each such Security;
(4) the date on and after which such warrants and the related Securities, if any, will be transferable separately;
(5) the number of shares of common stock or preferred stock purchasable upon exercise of each such warrant and the price at which such number of shares of common stock may be purchased upon such exercise, and events or conditions under which such number of shares may be subject to adjustment;
(6) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
(7) the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;
(8)  any material risk factors relating to such warrants;
(9)  the identity of the warrant agent, if any; and
(10) any other terms of such warrants (which shall not be inconsistent with the provisions of the warrant agreement).

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent, if any, or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of shares of the common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or the right to vote such underlying common stock.

     Prospective purchasers of warrants should be aware that special U.S. federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The prospectus supplement relating to any issue of warrants will describe such considerations.

                               DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock. We currently intend to retain all future earnings to fund the operation of our business. Accordingly, we do not anticipate paying dividends in the foreseeable future.

                              PLAN OF DISTRIBUTION

     We may sell our Securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell our Securities (1) through underwriters or dealers,
(2) through agents and (3) directly to one or more purchasers. We may distribute our Securities from time to time in one or more transactions at:

*    A fixed price or prices, which may be changed;
*    Market prices prevailing at the time of sale;
*    Prices related to the prevailing market prices; or
*    Negotiated prices.

     We may solicit directly offers to purchase our Securities being offered by this prospectus. We may also designate agents to solicit offers to purchase our Securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

     If we utilize a dealer in the sale of our Securities being offered by this prospectus, we will sell our Securities to the dealer, as principal. The dealer may then resell our Securities to the public at varying prices to be determined by the dealer at the time of resale.

     If we utilize an underwriter in the sale of our Securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of our Securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell our Securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

     We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of our Securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of our Securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

     Our Securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. This may include over-allotments or short sales of the Securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of our Securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

     If our plan of distribution changes in a fundamental way we will file a post-effective amendment to our registration statement as required by SEC rules.

                                  LEGAL MATTERS

     The validity of the issuance of our Securities will be passed upon for Miravant by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2001, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to our consolidated financial statements), which is incorporated by reference in this prospectus and registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II.
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered hereby:

SEC registration fee............................................... $  6,250.00
Accounting fees and expenses.......................................   15,000.00*
Legal fees and expenses............................................   40,000.00*
Printing expenses..................................................           0*
Miscellaneous......................................................           0*
                                                                    ------------
      TOTAL.........................................................$ 61,250.00*
                                                                    ------------




*Estimated

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees or other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses incurred) under certain circumstances for liabilities arising under the Securities Act. The Registrant's certificate of incorporation (Exhibit 3.1 hereto) and bylaws (Exhibit 3.2 hereto) provide indemnification of its directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into indemnification agreements with its directors and officers.

Item 16.  Exhibits.

  Exhibit
  Number

       1.1  Form of Underwriting Agreement.*
       3.1  Certificate of Incorporation of the Registrant. (1)
       3.2  Bylaws, as amended, of the Registrant. (2)
       4.1  Form of Certificate of Designations.**
       4.2  Form of Preferred Stock Certificate.**
       4.3  Form of Warrant Agreement.**
       4.4  Form of Warrant Certificate.**
       5.1  Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
      12.1  Computation of Ratio of Earnings to Fixed Charges.
       23.1 Consent of Ernst & Young, LLP.
       23.2 Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
       24   Power of Attorney. (previously filed)


-----------

(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File No. 33-87138).
(2) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-25544).

* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.
** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

Item 17. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i)and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d)      The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on May 13, 2002

                          MIRAVANT MEDICAL TECHNOLOGIES

                                                     By:    /s/ Gary S. Kledzik
                                                             -------------------
                                                         Gary S. Kledzik, Ph.D.,
                                                         Chief Executive Officer



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                                                 Title                                                 Date


/s/ Gary S. Kledzik                                  Chairman of the Board and Chief Executive Officer     May 13, 2002
-------------------                                 (principal executive officer)
     Gary S. Kledzik

         *                                           Director and President                                May 13, 2002
--------------------------------
     David E. Mai

/s/ John M. Philpott                                 Chief Financial Officer (principal financial officer  May 13, 2002
--------------------                                 and principal accounting officer)
     John M. Philpott

          *                                                                                                May 13, 2002
----------------------------------
     Larry S. Barels                                 Director

        *                                                                                                  May 13, 2002
-----------------------------------
     William P. Foley II                             Director

         *                                                                                                 May 13, 2002
----------------------------------
     Charles T. Foscue                               Director

         *                                                                                                 May 13, 2002
-----------------------------------
     Jonah Shacknai                                  Director



*By:                     /s/ Gary S. Kledzik
--------------------------------------------
                             Gary S. Kledzik
                           Attorney-in-fact

                                INDEX TO EXHIBITS




       1.1  Form of Underwriting Agreement.*
       3.1  Certificate of Incorporation of the Registrant. (1)
       3.2  Bylaws, as amended, of the Registrant. (2)
       4.1  Form of Certificate of Designations.**
       4.2  Form of Preferred Stock Certificate.**
       4.3  Form of Warrant Agreement.**
       4.4  Form of Warrant Certificate.**
       5.1  Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
      12.1  Computation of Ratio of Earnings to Fixed Charges.
       23.1 Consent of Ernst & Young, LLP.
       23.2 Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)
       24   Power of Attorney. (previously filed)


-----------

(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (File No. 33-87138).
(2) Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-25544).

* To be filed by amendment or by a report on Form 8-K pursuant to Section 601 of Regulation S-K.
** To be filed as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.